Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the amended registration statement on form F-10/A, SEC file number 333-232692, of Canadian Natural Resources Limited (the “Company”) of our report dated March 6, 2019 relating to the consolidated financial statements and effectiveness of internal control over financial reporting of the Company, which appears in the Company’s Annual Report on Form 40-F for the year ended December 31, 2018. We also consent to the reference to us under the heading “Experts” in such registration statement.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants

Calgary, Alberta

July 24, 2019

PricewaterhouseCoopers LLP

Suite 3100, 111-5th Avenue SW, Calgary, Alberta, Canada T2P 5L3

T: +1 403 509 7500, F: +1 403 781 1825, www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.